Exhibit 99.1
UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION
     On July 1, 2008, Countrywide Financial Corporation, a Delaware corporation (“Countrywide”), completed its merger (the “Merger”) with Red Oak Merger Corporation (“Red Oak” or the “Registrant”), a Delaware corporation and a wholly-owned subsidiary of Bank of America Corporation, a Delaware corporation (“Bank of America”), pursuant to the terms of the previously announced Agreement and Plan of Merger, dated as of January 11, 2008 (the “Merger Agreement”), by and among Bank of America, Red Oak and Countrywide. Upon consummation of the Merger, Red Oak was renamed “Countrywide Financial Corporation”.
     The Merger was announced on January 11, 2008 and provided for each outstanding share of Countrywide common stock to be converted into the right to receive 0.1822 of a share of Bank of America common stock. As discussed in Note 3—Pro Forma Adjustments from Transactions, the Registrant sold or otherwise disposed of assets to other wholly-owned subsidiaries of Bank of America subsequent to the completion of the Merger (the “Transactions”).
     The following unaudited pro forma condensed financial information and explanatory notes present the impact of the Merger and the Transactions on Countrywide’s historical financial position and results of operations under the purchase method of accounting with the Registrant treated as the acquirer. The unaudited pro forma condensed financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of Countrywide. Under the purchase method of accounting, the assets and liabilities of Countrywide have been recorded by the Registrant at their estimated fair values as of the date of the Merger. The unaudited pro forma condensed balance sheet as of June 30, 2008 assumes the Merger and Transactions were completed on that date. The unaudited pro forma condensed statements of operations give effect to the Merger and Transactions as if the Merger and Transactions had been completed on January 1, 2007.
     The unaudited pro forma condensed financial information is presented for illustrative purposes only and does not indicate the financial results of Countrywide Financial Corporation had the Merger and Transactions occurred at the beginning of each period presented, nor the impact of possible business model changes. The unaudited pro forma condensed financial information also does not consider the impact of current market conditions on revenues, expense efficiencies, asset dispositions and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed financial information, the preliminary allocation of the purchase price reflected in the pro forma condensed financial information is subject to adjustment.

Countrywide Financial Corporation
Pro Forma Condensed Balance Sheet
(unaudited)
The following preliminary unaudited pro forma condensed balance sheet adjusts the historical balance sheet of Countrywide assuming the Merger and Transactions had occurred on June 30, 2008.

	June 30, 2008
		Preliminary
		Purchase
		Accounting				Pro
(Dollars in millions)	As reported	Adjustments (1)		Transactions (1)		Forma
Assets

Cash	$6,650	$—		$4,940	L,M,N,P,R	$11,590
Mortgage loans held for sale	11,816	—		(472)	M,O	11,344
Trading securities owned, at estimated fair value	1,193	—		(147)	P	1,046
Securities purchased under agreements to resell, securities borrowed and federal funds sold	6,649	—		—		6,649
Loans held for investment, net of allowance for loan losses of $5,036	94,231	(9,313)	A	(9,170)	M	75,748
Investments in other financial instruments, at estimated fair value	18,848	(324)	B	(1,520)	R	17,004
Mortgage servicing rights, at estimated fair value	18,402	(1,643)	C	(13,863)	L	2,896
Premises and equipment, net	1,539	(150)	D	—		1,389

Other assets	12,748	(629)	E	7,259	L,M,Q	23,435
		4,057	F
Deferred taxes from merger	—	4,761	G	—		4,761

Total assets	$172,076	$(3,241)		$(12,973)		$155,862

Liabilities
Deposit liabilities	$62,812	$179	H	$—		$62,991
Securities sold under agreements to repurchase	3,544	—		—		3,544
Trading securities sold, not yet purchased, at estimated fair value	31	—		—		31
Notes payable and other liabilities	92,988	819	I	(12,973)	N	80,834
Income taxes payable	2,281	—		—		2,281

Total liabilities	161,656	998		(12,973)		149,681

Shareholders’ Equity
Preferred stock	1	(1)	K	—		—
Common stock	29	(29)	K	—		—
Additional paid-in capital	4,222	(4,222)	K	—		6,181
		6,181	K	—
Retained earnings	7,209	(7,209)	K	—		—
Accumulated other comprehensive loss	(1,041)	1,041	K	—		—

Total shareholders’ equity	10,420	(4,239)		—		6,181

Total liabilities and shareholders’ equity	$172,076	$(3,241)		$(12,973)		$155,862

(1)	See Notes to Unaudited Pro Forma Condensed Financial Information.

Countrywide Financial Corporation
Pro Forma Condensed Statement of Operations
(unaudited)
The following preliminary unaudited pro forma condensed statement of operations adjusts the historical statement of operations of Countrywide assuming the Merger and Transactions had occurred on January 1, 2007.

	For the Six Months Ended June 30, 2008
		Preliminary
		Purchase
		Accounting
(Dollars in millions, except per share data)	As reported	Adjustments (1)		Transactions (1)		Pro Forma
Revenues
Gain on sale of loans and securities	$162	$—		$—		$162

Interest income	5,269	290	A,B	(589)	L,M,O,P,Q	4,970
Interest expense	(3,882)	80	E,H,I	215	N	(3,587)

Net interest income	1,387	370		(374)		1,383
Provision for loan losses	(3,832)	1,942	A	495	M	(1,395)

Net interest expense after provision for loan losses	(2,445)	2,312		121		(12)

Loan servicing fees and other income from mortgage servicing rights and retained interests	2,745	—		(2,542)	L	203
Realization of expected cash flows from mortgage servicing rights	(1,421)	—		1,376	L	(45)

Change in fair value of mortgage servicing rights	435	—		(291)	L	144
Impairment of retained interests	(706)	—		33	L	(673)
Servicing hedge losses	(620)	—		501	L	(119)

Net loan servicing fees and other income from mortgage servicing rights and retained interests	433	—		(923)		(490)

Net insurance premiums earned	974	—		—		974
Realized loss on available for sale securities	(492)	—		—		(492)
Other	424	20	E	82	P	526

Total revenues	(944)	2,332		(720)		668

Expenses
Compensation	2,051	—		(110)	L	1,941
Occupancy and other office	492	(10)	D	(20)	L	462
Insurance claims	722	—		—		722
Advertising and promotion	139	—		—		139
Other	960	35	E	(180)	L	815

Total expenses	4,364	25		(310)		4,079

Loss before income tax benefit	(5,308)	2,307		(410)		(3,411)
Benefit for income taxes	(2,085)	856	G	(152)	G	(1,381)

NET LOSS	$(3,223)	$1,451		$(258)		$(2,030)

Loss per Common Share:
Basic	$(5.68)					$(3.50)	J
Diluted	$(5.68)					$(3.50)	J
Weighted Average Common Shares Outstanding:
Basic	580,649	—		—		580,649
Diluted	580,649	—		—		580,649

(1)	See Notes to Unaudited Pro Forma Condensed Financial Information.

Countrywide Financial Corporation
Pro Forma Condensed Statement of Operations
(unaudited)
The following preliminary unaudited pro forma condensed statement of operations presents the historical statement of operations of Countrywide assuming the Merger and Transactions had occurred on January 1, 2007.

	For the Year Ended December 31, 2007
		Preliminary
		Purchase
		Accounting
(Dollars in millions, except per share data)	As reported	Adjustments (1)		Transactions (1)		Pro Forma
Revenues
Gain on sale of loans and securities	$2,435	$—		$—		$2,435

Interest income	13,162	585	A,B	(1,765)	L,M,O, P,Q	11,982
Interest expense	(10,288)	(10)	E,H,I	247	N	(10,051)

Net interest income	2,874	575		(1,518)		1,931
Provision for loan losses	(2,286)	1,526	A	385	M	(375)

Net interest income after provision for loan losses	588	2,101		(1,133)		1,556

Loan servicing fees and other income from mortgage servicing rights and retained interests	5,716	—		(5,361)	L	355
Realization of expected cash flows from mortgage servicing rights	(3,012)	—		3,008	L	(4)

Change in fair value of mortgage servicing rights	(1,085)	—		1,086	L	1
Impairment of retained interests	(2,381)	—		70	L	(2,311)
Servicing hedge losses	1,672	—		(1,611)	L	61

Net loan servicing fees and other income from mortgage servicing rights and retained interests	910	—		(2,808)		(1,898)

Net insurance premiums earned	1,523	—		—		1,523
Other	605	55	E	8	P	668

Total revenues	6,061	2,156		(3,933)		4,284

Expenses
Compensation	4,165	—		(180)	L	3,985
Occupancy and other office	1,126	(20)	D	(40)	L	1,066
Insurance claims	525	—		—		525
Advertising and promotion	322	—		—		322
Other	1,234	70	E	(60)	L	1,244

Total expenses	7,372	50		(280)		7,142

Loss before income tax benefit	(1,311)	2,106		(3,653)		(2,858)
Benefit for income taxes	(607)	781	G	(1,355)	G	(1,181)

NET LOSS	$(704)	$1,325		$(2,298)		$(1,677)

Loss per Common Share:
Basic	$(2.03)					$(2.89)	J
Diluted	$(2.03)					$(2.89)	J
Weighted Average Common Shares Outstanding:
Basic	581,025	—		—		581,025
Diluted	581,025	—		—		581,025

(1)	See Notes to Unaudited Pro Forma Condensed Financial Information.

COUNTRYWIDE FINANCIAL CORPORATION
NOTES TO THE UNAUDITED PRO FORMA CONDENSED
FINANCIAL INFORMATION
Note 1 — Basis of Pro Forma Presentation
     The unaudited pro forma condensed financial information related to the Merger and Transactions are included as of June 30, 2008 and for the year ended December 31, 2007 and for the six months ended June 30, 2008. The pro forma adjustments included herein reflect the conversion of Countrywide common stock into Bank of America common stock using an exchange ratio of 0.1822 of a share of Bank of America common stock for each of the 583 million shares of Countrywide common stock outstanding at June 30, 2008. The estimated purchase price of $4.2 billion, which includes the value of equity-based awards and certain deal costs, is based on a per share price for Bank of America common stock of $38.73, which was the average of the closing prices of Bank of America common stock for the period commencing two trading days before and ending two trading days after January 11, 2008, the date of the Merger Agreement. The $2.0 billion Series B convertible preferred shares of Countrywide that were previously held by Bank of America were cancelled.
     The unaudited pro forma condensed financial information includes preliminary estimated adjustments to record the assets and liabilities of Countrywide at their respective fair values and represents management’s estimates based on available information. The pro forma preliminary adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after completion of a final analysis determining the fair values of Countrywide’s tangible and identifiable intangible assets and liabilities as of July 1, 2008. Accordingly, the final purchase accounting adjustments and exit and termination costs may be materially different from the pro forma adjustments presented in this document. Increases or decreases in the fair value of the net assets and other items of Countrywide as compared to the information shown in this document may change the amount of the purchase price allocated to goodwill, other assets and liabilities and may impact the statement of operations due to adjustments in yield and/or amortization of the adjusted assets or liabilities.
     The unaudited pro forma condensed financial information is presented for illustrative purposes only and does not indicate the financial results of Countrywide had the Merger and Transactions occurred at the beginning of each period presented and had the impact of possible business model changes as a result of current market conditions which may impact revenues, expense efficiencies, asset dispositions and share repurchases, among other factors, been considered.
Note 2 — Preliminary Purchase Accounting Allocation
     The unaudited pro forma condensed financial information for the Merger and Transactions includes the pro forma condensed balance sheet as of June 30, 2008 assuming the Merger and Transactions were completed on June 30, 2008. The pro forma condensed statements of operations for the six months ended June 30, 2008 and the year ended December 31, 2007 were prepared assuming the Merger and Transactions were completed on January 1, 2007.
     The unaudited pro forma condensed financial information reflects the issuance of 106 million shares of Bank of America common stock and cancellation of Bank of America’s $2.0 billion Series B convertible preferred stock investment in Countrywide. Common stock issued in the exchange was valued using the methodology discussed in Note 1 above.
     The Merger will be accounted for using the purchase method of accounting; accordingly, Bank of America’s cost to acquire Countrywide will be allocated to the assets (including identifiable intangible assets) and liabilities of Countrywide at their respective fair values as of July 1, 2008. Accordingly, the purchase price was preliminarily allocated to the assets acquired and the liabilities assumed based on their estimated fair values at the Merger date as summarized in the following table.

Preliminary Purchase Price Allocation (unaudited)
(Dollars in billions)
Purchase price
Countrywide common stock exchanged (in thousands)	583,256
Exchange ratio	.1822

Total shares of Bank of America’s common stock exchanged (in thousands)	106,269
Purchase price per share of Bank of America’s common stock (1)	$38.73

Total purchase price		$4.2

Preliminary allocation of the purchase price
Countrywide shareholders’ equity (2)		8.4
Pre-tax adjustments to reflect assets acquired and liabilities assumed at fair value:
Loans		(9.3)
Mortgage servicing rights		(1.6)
All other		(2.2)

Pre-tax total adjustments		(13.1)
Deferred income taxes		4.8

After tax total adjustments		(8.3)

Fair value of net assets acquired		0.1

Preliminary goodwill resulting from the Merger		$4.1

(1)	The value of the shares of common stock exchanged with Countrywide shareholders was based upon the average of the closing prices of Bank of America’s common stock for the period commencing two trading days before and ending two trading days after January 11, 2008, the date of the Merger Agreement.

(2)	Represents the remaining Countrywide shareholders’ equity as of the Merger date after the cancellation of the $2.0 billion Series B convertible preferred shares held by Bank of America.
          The preliminary purchase accounting allocation included in the unaudited pro forma condensed financial information is as follows:

A	Adjustment to record impaired loans at fair value and non-impaired loans at present value of amounts to be received at current interest rates. For non-impaired loans, Countrywide’s existing allowance for loan losses was retained. The adjustments were approximately $8.2 billion and $1.6 billion for the impaired and non-impaired portfolios, respectively. Additionally, approximately $470 million of net deferred costs and basis adjustments were written off. The effect of these adjustments is to increase interest income by approximately $115 million and $235 million and decrease provision for loan losses for the impaired portfolio by approximately $1.9 billion and $1.5 billion for the six months ended June 30, 2008 and the twelve months ended December 31, 2007, respectively. The adjustments reflected herein are based on current assumptions and valuations which are subject to change.

B	Adjustment to fair value investments in other securities. Prior to the acquisition of Countrywide by Red Oak, Countrywide had recorded a decrease in the fair value of its available for sale securities of approximately $1.8 billion with a corresponding amount recorded in other comprehensive income, net of tax. As a result of purchase accounting, this amount is recorded as a discount on the securities and amortized over the remaining life. The effect of these adjustments is to increase interest income by approximately $175 million and $350 million for the six months ended June 30, 2008 and the twelve months ended December 31, 2007, respectively.

C	Adjustment to fair value mortgage servicing rights consistent with Bank of America assumptions, such as Bank of America’s view of credit and prepayment speeds. The adjustments to the pro forma condensed statements of operations cannot be reasonably estimated due to the nature of the asset and ongoing recognition of change in fair value through earnings. The adjustments to the pro forma condensed balance sheet reflected herein are based on current assumptions and valuations which are subject to change.

D	Adjustment to record the fair value of owned real estate, leased property and related improvements, signage and equipment. The effect of these adjustments is to reduce occupancy and other office costs by approximately $10 million and $20 million for the six months ended June 30, 2008 and the twelve months ended December 31, 2007, respectively.

E	Adjustment to write off historical Countrywide goodwill of approximately $45 million, intangible assets of approximately $50 million and debt issue and other deferred costs of approximately $185 million and to record customer and trade name intangible assets (other than goodwill) of approximately $150 million resulting from the Merger and adjustment of other miscellaneous assets of approximately $500 million. The impact of the adjustment for debt issue costs is to decrease interest expense by approximately $15 million and $30 million, the impact of other deferred costs is to increase other income by approximately $20 million and $55 million and the impact of customer and trade name intangible assets is to increase other general operating expenses by approximately $35 million and $70 million for the six months ended June 30, 2008 and the twelve months ended December 31, 2007, respectively. The adjustments reflected herein are based on current assumptions and valuations which are subject to change.

F	Adjustment to record goodwill created as a result of the Merger.

G	Adjustment to record the tax effect of the pro forma adjustments.

H	Adjustment to fair value fixed-rate deposit liabilities based on current interest rates for similar instruments. The impact of the adjustment was to decrease interest expense by approximately $25 million and $50 million for the six months ended June 30, 2008 and the twelve months ended December 31, 2007, respectively.

I	Adjustment to fair value notes payable and other liabilities, including outstanding notes payable for credit and current interest rates, other accrued expenses including adjustments to the representation and warranty reserves, recognition of exit and termination costs, including costs for severance of personnel and closure of vacant facilities, and other miscellaneous liabilities. The impact of the adjustment was to decrease interest expense by approximately $40 million and increase interest expense by approximately $90 million for the six months ended June 30, 2008 and the twelve months ended December 31, 2007, respectively.

J	Includes the elimination of the earnings per share impact of the dividends paid and beneficial conversion feature of Bank of America’s $2.0 billion Series B convertible preferred stock investment in Countrywide of approximately $73 million and $477 million for the six months ended June 30, 2008 and the twelve months ended December 31, 2007, respectively.

K	Adjustment to eliminate Countrywide’s historical shareholders’ equity and reflect Bank of America’s capitalization of Countrywide.
Note 3 — Pro Forma Adjustments from Transactions
          As described in Item 2.01 of the Registrant’s Current Report on Form 8-K dated July 8, 2008, the Registrant sold or otherwise disposed of assets to other wholly-owned subsidiaries of Bank of America from July 1, 2008 to July 3, 2008 as follows:
•	The Registrant sold two entities that own all of the partnership interests in Countrywide Home Loans Servicing, LP (“Servicing LP”) to NB Holdings Corporation (“NBHC”) (the “Sale of Servicing LP”). Servicing LP’s assets included mortgage servicing rights and reimbursable servicing advances.

•	The Registrant sold two pools of held for sale and held for investment residential mortgage loans held by Countrywide Home Loans, Inc. (“CHL ”) to NBHC (the “Residential Loan Sale”). The pool of residential mortgage loans included first and second lien mortgages, home equity line of credit loans, and construction loans.

•	The Registrant novated to Bank of America, N.A. (“BANA”) a portfolio of derivative instruments.

•	The Registrant sold a pool of commercial mortgage loans held by Countrywide Commercial Real Estate Finance to NBHC (the “Commercial Loan Sale”).

•	The Company sold a pool of securities to Blue Ridge Investments, LLC (the “CSC Securities Sale”). The pool of securities included asset-backed securities and mortgage-backed securities held by Countrywide Securities Corporation.

          The Registrant effected the dispositions described above to facilitate and optimize its funding requirements, including the repayment of all outstanding borrowings under the terminated credit facilities described in Item 1.02 of the Registrant’s Current Report on Form 8-K dated July 8, 2008 (the “Terminated Credit Facilities”), and the payment of other obligations.
          The pro forma adjustments included in the unaudited pro forma condensed financial information are described below. The estimated impact on the pro forma condensed statements of operations is determined as if the Transactions occurred as of the beginning of the period based on Countrywide’s historical results.

L	The impact of the Sale of Servicing LP was to remove the net assets, including mortgage servicing rights and reimbursable servicing advances of approximately $13.9 billion and $4.4 billion, respectively, for a fair value purchase price of approximately $19.7 billion, subject to certain adjustments. In connection with the Sale of Servicing LP, CHL agreed to retain and assume all liabilities of Servicing LP as of the date of the sale. The impact of the sale on the pro forma condensed statements of operations was the removal of CHL’s servicing activities, which resulted in a decrease to interest income by approximately $440 million and $1.5 billion, net loan servicing fees and other income from mortgage servicing rights by approximately $925 million and $2.8 billion, and other expenses by approximately $310 million and $280 million for the six months ended June 30, 2008 and the twelve months ended December 31, 2007, respectively. Subsequent to these Transactions, the Registrant continues to hold limited mortgage servicing rights.

M	The Residential Loan Sale, including held for sale and held for investment loans, was completed for a fair value purchase price of approximately $9.4 billion, subject to certain adjustments. The impact of the sale on the pro forma condensed statement of operations was to decrease interest income by approximately $360 million and $720 million and provision for loan losses by approximately $495 million and $385 million for the six months ended June 30, 2008 and the twelve months ended December 31, 2007, respectively.

N	The Registrant repaid the Terminated Credit Facilities in the amount of approximately $13.0 billion. The impact of the repayment on the pro forma condensed statement of operations was to decrease interest expense by approximately $215 million and $250 million for the six months ended June 30, 2008 and the twelve months ended December 31, 2007, respectively.

O	The Commercial Loan Sale was completed for a fair value purchase price of approximately $238 million, subject to certain adjustments. These commercial mortgage loans exclude loans scheduled to be sold or mature in the near future. The impact of the sale on the pro forma condensed statement of operations was to decrease interest income by approximately $9 million and $18 million for the six months ended June 30, 2008 and the twelve months ended December 31, 2007, respectively.

P	The CSC Securities Sale was completed for a fair value purchase price of approximately $147 million in cash. The impact of the sale on the pro forma condensed statement of operations was to decrease interest income by approximately $5 million and $2 million and increase other income by approximately $82 million and $8 million related primarily to the impact of net trading losses for the six months ended June 30, 2008 and the twelve months ended December 31, 2007, respectively.

Q	In connection with the Transactions, NBHC delivered to CHL promissory notes totaling approximately $13 billion that bear interest at a rate per annum equal to three-month LIBOR plus 0.65%, are due upon demand and can be prepaid in whole or in part at any time. The impact of the promissory notes on the pro forma condensed statement of operations was to increase interest income by approximately $225 million and $450 million for the six months ended June 30, 2008 and the twelve months ended December 31, 2007, respectively.

R	The Registrant’s novation to BANA was completed in exchange for $1.5 billion in cash. The impact on the pro forma condensed statement of operations cannot be reasonably estimated, due to the nature of the asset and ongoing recognition of change in fair value through earnings.